Exhibit 5.1

March 15, 2007
Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, CA 95131
James F. Fulton, Jr.
T: (650) 843-5103
fultonjf@cooley.com

Dear Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Veraz Networks, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission covering an underwritten public offering of up to 10,350,000 shares of common stock, par value $0.001, which includes up to 7,762,500 shares to be sold by the Company, including 1,012,500 for which the underwriters have been granted an over-allotment option (the “Company Shares”), and up to 2,587,500 shares to be sold by certain selling stockholders, including 337,500 shares for which the underwriters have been granted an over-allotment option.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley Godward Kronish llp
By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650)849-7400 WWW.COOLEY.COM